Exhibit 3.3

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WOODSIDE HOMES, INC.

It is hereby certified  that:

1.                                      The name of the corporation is Woodside Homes, Inc.

2.                                      The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 24, 2014.

3.                                      This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the board of directors of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of its stockholders in accordance with Section 228 of the Delaware General Corporate Law.

4.                                      The effective date (the “Effective Date”) of this Amended and Restated Certificate of Incorporation of the Corporation shall be the date it is filed with the Secretary of State of the State of Delaware.

5.                                      On the Effective Date, each share of Common Stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding on the Effective Date shall, automatically and without any action on the part of the holders thereof, be reclassified as and converted into                shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”).  Following the Effective Date, the Old Common Stock shall no longer constitute part of the authorized capital stock of the Corporation.  Each certificate that immediately prior to the Effective Date represented shares of Old Common Stock shall thereafter represent the number of shares of Class B Common Stock into which the shares of Old Common Stock shall have been reclassified and converted.

6.                                      The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Woodside Homes, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2140 South Dupont Highway, in the City of Camden, postal code 19934, County of Kent.  The name of the registered agent of the Corporation at that address is Paracorp Incorporated.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 355,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 75,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”) and 30,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

A.                                    The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

B.                                    There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article IV, vary in any and all respects as fixed and determined by the resolution or resolutions of the board of directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

C.                                    Each holder of Class A Common Stock and each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

D.                                    Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

E.                                     The Corporation shall at all times when any membership interests of Woodside Homes Company, LLC, a Delaware limited liability company (each, a “Company Unit”), shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Company Units in accordance with the terms of that certain Exchange Agreement dated                 , 2014 by and among the Corporation, Woodside Homes Company, LLC and each holder of the Company Units party thereto (as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof, the “Exchange Agreement”).  If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding Company Units, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose.  If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to issue a share of Class B Common Stock for each Company Unit outstanding (other than Company Units held by the Corporation or its subsidiaries), the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class B Common Stock to such number as shall be sufficient for such purpose.

ARTICLE V

STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to the rights of the holders of any series of Preferred Stock, stockholder action may only be taken by vote and not by written consent; provided, however, that for so long as either (i) Oaktree Capital Management, L.P. and its affiliates or (ii) Stonehill Institutional Partners, L.P. and its affiliates (each, a “Principal Stockholder” and together, the “Principal Stockholders”) satisfies the Principal Stockholder Ownership Threshold (as defined below), stockholder action may be taken by written consent if at least one of the Principal Stockholders that satisfies the Principal Stockholder Ownership Threshold is a party to such written consent. For purposes of this Certificate of Incorporation, “Principal Stockholder Ownership Threshold” shall mean owning at least ten percent (10%) of the outstanding shares of Class A Common Stock of the Corporation (determined assuming each Company Unit held by such Principal Stockholder were exchanged for Class A Common Stock in accordance with the terms of the Exchange Agreement, which is referred to herein as an “as-exchanged basis”).

ARTICLE VI

CORPORATE GOVERNANCE

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                    The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the DGCL, this Certificate of Incorporation, the bylaws of the Corporation and the Stockholders Agreements (as defined below).

B.                                    The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

C.                                    Special meetings of the stockholders, other than those required by statute, may be called at any time by the board of directors or the Chairman of the board of directors, acting pursuant to a resolution adopted by a majority of the Whole Board.  In addition, so long as (x) either or both of the Principal Stockholders satisfies the Principal Stockholder Ownership Threshold or (y) the aggregate ownership of Class A Common Stock of the Principal Stockholders together (determined on an as-exchanged basis) satisfies the Principal Stockholder Ownership Threshold, special meetings of the stockholders shall be called by the Secretary of the Corporation following written request therefor submitted by a Principal Stockholder that satisfies the Principal Stockholder Ownership Threshold or both of the Principal Stockholders if the aggregate ownership of Class A Common Stock by the Principal Stockholders together (determined on an as-exchanged basis) satisfies the Principal Stockholder Ownership Threshold, which request shall include a description of the purpose of and business to be conducted at such special meeting.  For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

D.                                    An annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the board of directors shall fix.

ARTICLE VII

THE BOARD OF DIRECTORS

A.                                    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms of that certain Stockholders Agreement dated as of           , 2014 by and among Oaktree AC Investco, L.P., a Delaware limited partnership, Oaktree AC Investco 2, L.P., a Delaware limited partnership, Oaktree AC Investco 3, L.P., a Delaware limited partnership and the

Corporation (as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof, the “Oaktree Stockholders Agreement”) and that certain Stockholders Agreement dated as of           , 2014 by and among Stonehill Institutional Partners, L.P., a Delaware limited partnership and the Corporation (as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof, the “Stonehill Stockholders Agreement” and, together with the Oaktree Stockholders Agreement, the “Stockholders Agreements”), the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board.  The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be of one class  and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. At each annual meeting of stockholders, (i) directors shall be elected for a term of office to expire at the succeeding annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal; and (ii) if authorized by a resolution of the board of directors and subject to the terms of the Stockholders Agreements, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created.

B.                                    A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the board of directors, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C.                                    Subject to the rights of the holders of any series of Preferred Stock then outstanding and the terms of the Stockholders Agreements, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), or by a sole remaining director.  Any director elected in accordance with this paragraph shall hold office for the remainder of the term of the director for whom the vacancy was created or occurred and until such director’s successor shall have been duly elected or qualified or, if earlier, such director’s death, resignation or removal.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D.                                    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation; provided that no such advance notice provision in the bylaws shall apply to the nomination of any individual that a Principal Stockholder is entitled to designate pursuant to the applicable Stockholders Agreement.

E.                                     Subject to the rights of the holders of any series of Preferred Stock then outstanding, for so long as either of the Principal Stockholders satisfy the Principal Stockholder Ownership Threshold, (i) directors, other than directors designated by the Principal Stockholders pursuant to the Stockholders Agreements, may be removed from office with or without cause by the affirmative vote of holders of at least sixty percent (60%) of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, that at least one of the Principal Stockholders that satisfies the Principal Stockholder Ownership Threshold votes in favor of such removal and (ii) directors designated by the Principal Stockholders pursuant to the Stockholders Agreements may be removed from office with or without cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, that the Principal Stockholder that nominated such director votes in favor of such removal; provided, further, however, notwithstanding anything in clause (i) or (ii) above, a director may be removed with cause by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.  If neither of the Principal Stockholders satisfies the Principal Stockholder Ownership Threshold, then a director may be removed with or without cause upon the affirmative vote of holders of a majority of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

BYLAW AMENDMENTS

The board of directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation.  Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, that notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the bylaws or any Preferred Stock:

A.                                    For so long as a Principal Stockholder that satisfies the Principal Stockholder Ownership Threshold votes in favor of any such amendment, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the  bylaws; and

B.                                    Following such time that neither of the Principal Stockholders satisfies the Principal Stockholder Ownership Threshold or in the event that no Principal Stockholder satisfying the Principal Stockholder Ownership Threshold votes in favor of any such amendment, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws.

ARTICLE IX

BUSINESS COMBINATIONS

The Corporation shall not be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i)                                     prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii)                                  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii)                               at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

A.                                    Definitions.  For purposes of this section, references to:

(i)                                     “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)                                  “associate,” when used to indicate a relationship with any person, means:  (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)                               “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1)                                 any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the first sentence of this Article IX is not applicable to the surviving entity;

(2)                                 any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3)                                 any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except:  (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4)                                 any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)                                 any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above and pursuant to that certain registration rights agreement dated as of           , 2014 among the Corporation and the Principal Stockholders, as it may be amended or supplemented from time to time) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv)                              “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise.  A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.  Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v)                                 “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholders or any Principal Stockholder Direct Transferee, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.  For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)                              “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1)                                 beneficially owns such stock, directly or indirectly; or

(2)                                 has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3)                                 has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii)                           “person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii)                        “Principal Stockholder Direct Transferee” means any person (and its affiliates) who acquires (other than in a registered public offering) directly in one or more related transactions from a Principal Stockholder or any “group,” or member of any such group, to which a Principal Stockholder is a party under Rule 13d-5(b)(1) under the Exchange Act, beneficial ownership of more than 15% but less than 25% in the aggregate of the then outstanding voting stock of the Corporation (determined on an as-exchanged basis).

(ix)                              “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(x)                                 “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of that entity.

ARTICLE X

LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  In the event that it is determined that Delaware law does not apply, the liability of a director of the Corporation to the company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law.  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.  If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII

CORPORATE OPPORTUNITIES

In recognition of the fact that the Corporation, on the one hand, and the Principal Stockholders, on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation, through its continued corporate and business relations with the Principal Stockholders, this Article XII sets forth provisions that regulate and define the conduct of certain affairs of the Corporation and its subsidiaries, as they may involve the Principal Stockholders, and the powers, rights, duties and liabilities of the Corporation and its subsidiaries as well as the respective directors, officers, agents, stockholders, members, partners, and affiliates thereof.  To the fullest extent permitted by law: (i) the Corporation and its subsidiaries shall have no interest or expectancy in any corporate opportunity and no expectation that such corporate opportunity be offered to the Corporation or its subsidiaries, if such opportunity is one that a Principal Stockholder has acquired knowledge of or is otherwise pursuing other than solely (a) in its capacity as a stockholder and/or (b) through a representative of such Principal Stockholder who is a director of the Corporation (such representative, a “Designee”), and any such interest or expectancy in any such corporate opportunity is hereby renounced, so that as a result of such renunciation, the corporate opportunity shall belong to the Principal Stockholder; (ii) the Principal Stockholders and their respective Designees, directors, officers, agents, stockholders, members, partners, and affiliates shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its subsidiaries, (B) do business with any client or customer of the Corporation or its subsidiaries, or (C) make investments in competing businesses of the Corporation or its subsidiaries, and such acts shall not be deemed wrongful or improper; (iii) no Principal Stockholder or any of its Designees, directors, officers, agents, stockholders, members, partners, and affiliates shall be liable to the Corporation or its subsidiaries for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s (as defined below) participation therein; and (iv) in the event that any Designee, director, officer, agent, stockholder, member, partner or affiliate of a Principal Stockholder acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or its subsidiaries, on the one hand, and any Designee, director, officer, agent, stockholder, member, partner or affiliate of a Principal Stockholder, on the other hand, or any other Person, no Designee, director, officer, agent, stockholder, member, partner or affiliate of a Principal Stockholder, shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Corporation or its subsidiaries and shall not be liable to the Corporation or its subsidiaries for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any Designee, director, officer, agent, stockholder, member, partner or affiliate of a Principal Stockholder directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present or communicate such opportunity to the Corporation or its subsidiaries, even though such corporate opportunity may be of a character that, if presented to the Corporation or its subsidiaries, could be taken by the Corporation or its subsidiaries.  For purposes of this Article XII, “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

ARTICLE XIII

AMENDMENTS

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.  Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or this Certificate, amendments to this Certificate of Incorporation shall require the approval of the holders of a majority of the then outstanding shares of shares of capital stock entitled to vote generally in the election of directors, voting together as a single class;  provided that:

A.                                    So long as a Principal Stockholder that satisfies the Principal Stockholder Ownership Threshold votes in favor of any such amendment, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required, to amend or repeal this Article XIII, Article V, Article VI, Article VII, Article VIII, Article IX and Article XIV; and

B.                                    Following such time that neither of the Principal Stockholders satisfies the Principal Stockholder Ownership Threshold or in the event that no Principal Stockholder satisfying the Principal Stockholder Ownership Threshold votes in favor of any such amendment, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article XIII, Article V, Article VI, Article VII, Article VIII, Article IX and Article XIV.

ARTICLE XIV

DIVIDENDS; LIQUIDATION; TRANSFERS OF CLASS B COMMON STOCK

A.                                    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.  Except as provided below, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

B.                                    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment in the class of Common Stock not so adjusted (or corresponding voting power adjustment in the case of the Class B Common Stock) at the time outstanding is made in the same proportion and the same manner.  Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock and/or Preferred Stock.  Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock.

C.                                    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.  The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

D.                                    In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of a Company Unit (including a transferee of a Company Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed as of                         , 2014.

WOODSIDE HOMES, INC.

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